Exhibit 15.1

CBIZ CPAs P.C. 730 Third Avenue 11th Floor New York, NY 10017 P: 212.485.5500

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333- 286961 and 333-291921) and Form S-8 (File Nos. 333-275842 and 333-289199) of our report dated July 15, 2026, except for Note 2, as to which the date is August 5, 2026, with respect to the consolidated financial statements of Alpha Compute Corp. as of March 31, 2026 and for each of the two years in the period ended included in this Annual Report on Form 20-F/A for the year ended March 31, 2026.

New York, NY

August 5, 2026